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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K/A
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 9, 2016

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ENDO INTERNATIONAL PLC
(Exact Name of Registrant as Specified in Its Charter)

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Ireland	001-36326	68-0683755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code 011-353-1-268-2000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amendment updates the disclosure to Item 5.02 of the Current Report on Form 8-K filed by Endo International plc (“Endo”) on November 7, 2016.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 7, 2016, Endo announced the appointment of Terrance J. Coughlin as Executive Vice President and Chief Operating Officer of Endo, effective November 1, 2016.
In connection with Mr. Coughlin’s appointment, Endo Health Solutions Inc. (the “Company”), an indirect, wholly-owned subsidiary of Endo, entered into an employment agreement with Mr. Coughlin, dated as of December 9, 2016 (the “Employment Agreement”). The Employment Agreement has a term of three years ending on December 9, 2019, unless earlier terminated. Under the Employment Agreement, Mr. Coughlin is entitled to an annual base salary of $600,000 and he is eligible to receive a target annual cash bonus of 70% of his base salary.
During the term of the Employment Agreement, Mr. Coughlin is also eligible to receive equity-based compensation on an annual basis to be awarded in the sole discretion of the Compensation Committee of Endo’s Board of Directors (the “Committee”), which may be subject to the achievement of certain performance targets established by the Committee. Beginning with grants made in 2017, Mr. Coughlin is eligible to receive equity-based compensation with a targeted grant date fair market value equal to 300% of his base salary, subject to any increase in the Committee’s sole discretion. Mr. Coughlin is also entitled to receive benefits on the same basis as other senior executives.
The Employment Agreement also provides that in the event of a termination of Mr. Coughlin’s employment by the Company without Cause or by Mr. Coughlin for Good Reason (as these terms are defined in the Employment Agreement), Mr. Coughlin will be entitled to the following benefits, subject to his execution of a release of claims: a prorated bonus for year of termination (based on actual performance results), severance in an amount equal to two times the sum of his base salary and target bonus, and continuation of medical and life insurance benefits for two years following termination. Mr. Coughlin may elect to reduce his severance payments to the extent these payments would constitute “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code. Payments upon termination due to death or disability include a prorated bonus for the year of termination (based on actual performance results), continuation of medical and life insurance benefits for Mr. Coughlin and/or his dependents for two years following such termination and, in the event of disability, twenty four months of salary continuation offset by disability benefits. If, within ninety days following the expiration of the Employment Agreement, Mr. Coughlin’s employment is terminated by the Company under circumstances that would not have constituted Cause or by Mr. Coughlin under circumstances that would have constituted Good Reason, he will receive a prorated bonus for the year of termination (based on actual performance results), and the termination will be treated as a termination without Cause or for Good Reason for purposes of any performance-based long-term incentive awards held by Mr. Coughlin as of the date of such termination of employment.
The Employment Agreement also contains an eighteen month non-solicitation covenant, an eighteen month non-competition covenant, a non-disparagement covenant and a covenant providing for cooperation by Mr. Coughlin in connection with any investigations and/or litigation.
Mr. Coughlin’s prior agreement with the Company dated as of September 8, 2015 is superseded by the Employment Agreement except with respect to the terms of his initial restricted stock units, initial performance stock units, initial stock options, retention restricted stock units and matching performance share units received pursuant to the September 8, 2015 prior agreement. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc. and Terrance J. Coughlin, dated December 9, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President,
Chief Legal Officer
Dated: December 9, 2016

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc. and Terrance J. Coughlin, dated December 9, 2016